Exhibit 5.1
Nelson
Mullins
Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363 Tel: 404.322.6000 Fax: 404.322.6150 www.nelsonmullins.com

October 3, 2008

Xethanol Corporation
3348 Peachtree Road NE
Tower Place 200, Suite 250
Atlanta, GA 30326

Re:	Xethanol Corporation
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Xethanol Corporation, a Delaware corporation (“Xethanol”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Xethanol with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), covering the offering of up to 6,500,000 shares (the “Shares”) of Xethanol’s common stock that Xethanol may issue under the Xethanol Corporation 2005 Incentive Compensation Plan, as amended effective February 12, 2008. This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined corporate records, certificates of public officials and other documents and records as we have deemed necessary for purposes of this opinion letter. We have also relied on statements and representations of officers of Xethanol and other representatives of Xethanol and its agents. We have not independently established or verified any facts relevant to the opinion expressed herein. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures and the legal capacity and mental competence of natural persons.

We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding paragraph was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (the “DGCL”).

This opinion letter is being rendered to be effective as of the effective date of the Registration Statement. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. Our consent shall not be deemed to be an admission that we are within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion letter for any reason after the effective date of the Registration Statement.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP

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